UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 5, 2015

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Laurence James Neil Cooper, M.D., Ph.D., as Chief Executive Officer

Effective May 5, 2015, ZIOPHARM Oncology, Inc., or the Company, entered into an employment agreement, or the Agreement, with Laurence James Neil Cooper, M.D., Ph.D., age 50, governing the terms of Dr. Cooper’s employment as the Company’s new Chief Executive Officer for an indefinite term. As contemplated by the Agreement, Dr. Cooper’s employment with the Company commenced May 5, 2015 and he was appointed an executive officer of the Company effective upon such date. Dr. Cooper brings extensive experience in pioneering the development of adoptive cellular therapies in the field of oncology and translating immunology into clinical practice. As described below, Jonathan Lewis, M.D., Ph.D., our former Chief Executive Officer will remain with the Company as a member of our Board of Directors.

Prior to joining the Company, Dr. Cooper led the Pediatric Cell Therapy service (formally named the BMT program) at the University of Texas M.D. Anderson Cancer Center, or MD Anderson, where he had worked since 2006. In addition to caring for children, adolescents and young adults undergoing autologous and allogeneic hematopoietic stem-cell transplantation, referred to as HSCT, at MD Anderson, he ran a laboratory translating immunology into clinical practice. His program had multiple investigator-initiated trials that infuse T cells and NK cells to target malignancies. Dr. Cooper obtained his BA at Kenyon College in Gambier, Ohio and M.D. and Ph.D. degrees at Case Western Reserve University in Cleveland before training in Pediatric Oncology and Bone Marrow Transplantation, or BMT, at the Fred Hutchinson cancer Research Center in Seattle.

Under the Agreement, Dr. Cooper will receive an initial annual base salary of $500,000, which is subject to review by our Board of Directors or its Compensation Committee, at least annually. In addition, Dr. Cooper will be eligible to receive an annual performance bonus for each calendar year at the end of which he remains employed by the Company, including, on a pro-rated basis, for 2015. The target amount of the performance bonus will be equal to 200% of Dr. Cooper’s base salary, with the actual bonus amount for the applicable calendar year to be determined by the Board of Directors or the Compensation Committee. Dr. Cooper is eligible to receive an additional annual discretionary bonus in such amount as may be determined by the Board of Directors. Dr. Cooper will also receive a one-time sign-on bonus of $1,000,000, referred to as the Sign-On Bonus; provided, that in the event that his employment is terminated for Cause (as defined in the Agreement) or he resigns without Good Reason (as defined in the Agreement), Dr. Cooper shall be required to repay the Sign-On Bonus, provided, that Dr. Cooper’s obligation to repay the Sign-On Bonus shall be reduced by one twelfth for each full month of employment that he completes prior to such termination or resignation. The Company is required to reimburse Dr. Cooper for all normal, usual and necessary expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses and the ordinary and necessary expenses incurred in connection with his commute and relocation from Houston, Texas to the Philadelphia or Boston metropolitan area (as applicable).

On May 5, 2015, upon the commencement of his employment and pursuant to the Agreement, the Company granted Dr. Cooper an award of 1,000,000 shares of restricted common stock of the Company, vesting one third annually starting with the first anniversary of the date of grant, subject to Dr. Cooper’s continued employment with the Company through each applicable vesting date. Such restricted stock is subject to accelerated vesting in circumstances described in the following paragraph. Such restricted stock grant will be governed by the Company’s 2012 Equity Incentive Plan and the standard form of restricted stock agreement adopted thereunder.

If (i) Dr. Cooper is terminated by the Company for a reason other than death, disability or “Cause” (as defined in the Agreement) or (ii) Dr. Cooper resigns for “Good Reason” (as defined in the Agreement), then Dr. Cooper will be entitled to receive continuing payments of his then-current base salary for a period of twelve months, payment of a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurs (which portion will be determined based on our Board’s evaluation of Dr. Cooper’s performance in such year), payment of the Company’s portion of the contributions for medical and dental insurance coverage for twelve months, and accelerated vesting of

Dr. Cooper’s restricted stock through the next scheduled vesting date immediately following the effective date of his termination. Any unvested awards of restricted stock held by Dr. Cooper shall be deemed to have expired as of his employment termination date. In the case of a termination for a reason other than death, disability or “Cause,” or resignation for “Good Reason,” in either case that occurs within 90 days prior to and in connection with a “Change of Control” (as defined in the Agreement) or within 18 months after the occurrence of a “Change of Control,” then, in addition to the foregoing severance payments, all unvested restricted stock held by Dr. Cooper at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date and in lieu of the pro-rata bonus described above, the Company will pay Dr. Cooper the full target amount of his annual performance bonus for the calendar year in which such termination occurs.

Concurrently with the entry into the Agreement, the Company and Dr. Cooper entered into the Company’s standard form of indemnification agreement.

Dr. Cooper has no family relationship with any director or officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer.

On January 13, 2015, we, together with Intrexon Corporation, or Intrexon, entered into our previously disclosed license agreement with MD Anderson, which we refer to as the MD Anderson License. Pursuant to the MD Anderson License, we and Intrexon hold an exclusive, worldwide license to certain technologies owned and licensed by MD Anderson including technologies relating to novel CAR-T cell therapies arising from the laboratory of Dr. Cooper, who was then a professor of pediatrics at MD Anderson, as well as either co-exclusive or non-exclusive licenses under certain related technologies. Pursuant to the terms of the MD Anderson License, MD Anderson received consideration of $50 million in shares of our common stock (or 10,124,561 shares) and $50 million in shares of Intrexon’s common stock, in each case based on a trailing 20-day volume-weighted average of the closing price of the Company’s and Intrexon’s common stock, respectively, ending on the date prior to the announcement of the entry into the MD Anderson License, collectively referred to as the License Shares. We and Intrexon also agreed to reimburse MD Anderson for out of pocket expenses for maintaining patents covering the licensed technologies. On January 9, 2015, in order to induce MD Anderson to enter into the MD Anderson License on an accelerated schedule, we and Intrexon entered into our previously disclosed letter agreement, or the MD Anderson Letter Agreement, pursuant to which MD Anderson received consideration of $7.5 million in shares of the our common stock (or 1,597,602 shares) and $7.5 million in shares of Intrexon’s common stock, in each case based on a trailing 20-day volume-weighted average of the closing price of our and Intrexon’s common stock, respectively, ending on the date prior to the MD Anderson Letter Agreement, collectively referred to as the Incentive Shares, if the MD Anderson License was entered into on or prior to 8:00 am Pacific time on January 14, 2015. In partial consideration for and in furtherance of the foregoing transactions, we also entered into a Securities Issuance Agreement, which we refer to as the License Shares Securities Issuance Agreement, another Securities Issuance Agreement, which we refer to as the Incentive Shares Securities Issuance Agreement, and a Registration Rights Agreement, which we refer to as the MD Anderson Registration Rights Agreement, with MD Anderson on January 13, 2015, each of which have been previously disclosed. The License Shares and the Incentive Shares were issued to MD Anderson on March 11, 2015. As a result of the common stock issued to MD Anderson in connection with these transactions, MD Anderson became a beneficial holder of more than five percent of our common stock.

MD Anderson had a pre-existing policy of splitting the net proceeds of certain transactions involving the transfer of intellectual property of MD Anderson with the creators of such intellectual property. In accordance with such policy, if MD Anderson sells all or any portion of the License Shares or the Incentive Shares, a portion of the proceeds of such sale will be first used to pay third party contractual commitments and expenses of MD Anderson, and the remainder of such proceeds shall be allocated 50% to MD Anderson and 50% to the creators of the intellectual property underlying the MD Anderson License, which we refer to as the Creators, one of whom is Dr. Cooper. Pursuant to a memorandum among MD Anderson and the Creators dated March 13, 2015, Dr. Cooper is entitled to approximately 64.8% of such aggregate proceeds allocated to the Creators. The approximate dollar value of this interest depends on a number of factors outside of Dr. Cooper’s control and is not known at this time. Pursuant to an Investment Management Services Agreement with MD Anderson, the University of Texas Investment Management Co., or UTIMCO, an institutional investment advisor, holds the License Shares and the Incentive Shares on behalf of MD Anderson and is authorized to exercise investment discretion and voting power with respect to such shares on behalf of MD Anderson. Accordingly, Dr. Cooper has no voting power, investment power or control over if or when the License Shares or the Incentive Shares will be sold, if ever, or the timing of the receipt of the proceeds, if any, from the sale of such shares.

Transition of Jonathan Lewis, M.D., Ph.D.

Concurrently with the appointment of Dr. Cooper as the Company’s Chief Executive Officer, Jonathan Lewis, M.D., Ph.D. has transitioned into a new role with the Company in which he will cease to serve as our Chief Executive Officer, but will continue to serve as a director of the Company. Dr. Lewis’ last day of employment with the Company will be May 8, 2015. This transition is not a result of any occurrence that would require disclosure under Item 5.02(a) of Form 8-K.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of each of the Letter Agreement, the License Shares Securities Issuance Agreement, the Incentive Shares Securities Issuance Agreement, the Registration Rights Agreement and the MD Anderson License is only a summary and is qualified in its entirety by reference to such agreements, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to our Current Report on Form 8-K, filed on January 14, 2015 and as amended on January 28, 2015, and are incorporated herein by reference.

On May 7, 2015, the Company issued a press release announcing the appointment of Dr. Cooper as the Company’s Chief Executive Officer. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between ZIOPHARM Oncology, Inc. and Laurence James Neil Cooper, M.D., Ph.D., dated as of May 5, 2015

99.1	Press release dated May 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Kevin G. Lafond
Date: May 7, 2015		Name:	Kevin G. Lafond
		Title:	Vice President, Chief Accounting Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement by and between ZIOPHARM Oncology, Inc. and Laurence James Neil Cooper, M.D., Ph.D., dated as of May 5, 2015

99.1	Press release dated May 7, 2015